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                                                                     EXHIBIT 2.4


                             TERMINATION OF LEASE


     THIS TERMINATION is made as of this ______ day of June, 1998, between Empress Entertainment, Inc., a Delaware corporation ("Empress Entertainment") f/k/a LMC Leasing, Ltd., and Empress Casino Hammond Corporation, an Indiana corporation ("Empress Hammond") f/k/a Lake Michigan Charters, Ltd.


                             W I T N E S S E T H :

     WHEREAS, Empress Entertainment and Empress Hammond entered into that certain Bareboat Charter Party Agreement dated June 30, 1997 (hereinafter referred to as the "Lease") for lease of a whole riverboat casino vessel known as the "Empress III" (Official Number 103574), together with its engines, machinery, masts, cables, chains, rigging, tackling, fittings, tools, pumps and pumping equipment, boats and anchors, and all additions, improvements and replacements made in or to said vessel or any part or appurtenance thereof (all of the foregoing being hereinafter collectively referred to as the "Vessel"), located in the City of Hammond, State of Indiana;

     WHEREAS, Empress Entertainment and Empress Hammond desire to terminate the Lease for the Vessel as more fully set forth below.

     NOW, THEREFORE, in consideration of the mutual covenants and conditions contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree to terminate the Lease under the following conditions:

1. TERMINATION DATE. The Lease shall terminate on and as of the date hereof (the "Termination Date"), in the same manner and with the same effect as if that date had been originally fixed in the Lease for the expiration of the term.

2. OUTSTANDING RENT AND OTHER CHARGES. Empress Hammond shall pay to Empress Entertainment all rent and other charges as specified in the Lease through the Termination Date. Any rent and other charges payable with respect to any period prior to the Termination Date, which rent or charges cannot be ascertained prior to the Termination Date, shall be paid by Empress Hammond after the Termination Date, upon demand by Empress Entertainment.

3. FURTHER ASSURANCES. Each party agrees to cooperate with the other and to execute and deliver all such further instruments and documents and do all such further


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     acts and things as such party may be reasonably requested to do from time to time by the other party in order to carry out the provisions and objectives of this Termination.

     IN WITNESS WHEREOF, this Termination is executed as of the day and year first written above.


EMPRESS ENTERTAINMENT, INC.                EMPRESS CASINO HAMMOND
                                  CORPORATION


By:___________________________       By:________________________________
Title:________________________          Title:_____________________________
Date:_________________________          Date:______________________________